Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Prudential Investment Portfolios 12:

We consent to the use of our reports, dated May 24, 2017, with respect to the statements of assets and liabilities of Prudential US Real Estate Fund, Prudential Short Duration Muni High Income Fund, and Prudential QMA Long-Short Equity Fund, three of the four series constituting Prudential Investment Portfolios 12, including their respective portfolios of investments, as of March 31, 2017, and their related respective statements of operations for the year then ended, statements of changes in net assets for each of the years in the two-year period then ended, and financial highlights for each of the years or periods in the five-year period then ended, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statements of additional information.

New York, New York

May 24, 2017